Exhibit (d)(3)

                        [LETTERHEAD OF ING EQUITY TRUST]

Michael J. Roland
Executive Vice President
ING Pilgrim Investments, LLC
7337 E. Doubletree Ranch Road
Scottsdale, AZ  85258-2034

                                        February 26, 2002

     Pursuant  to  Section  1  of  the  Investment  Management  Agreement  dated
September 1, 2000 and amended November 2, 2001 between ING Equity Trust (formerly Pilgrim Equity Trust) and ING Pilgrim Investments, LLC (the "Agreement"), we hereby notify you of our intention to retain you as Manager to render investment advisory services to ING Biotechnology Fund (the "Fund"), a newly established series of ING Equity Trust, upon all of the terms and conditions set forth in the Agreement. Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to Schedule A of the Agreement. An amended and restated Schedule A, with the annual investment management fees indicated for the series, is attached hereto.

     Please signify your acceptance to act as Manager under the Agreement with respect to ING Biotechnology Fund by signing below.

                                        Very sincerely,

                                        /s/ Robert S. Naka

                                        Robert S. Naka
                                        Senior Vice President
                                        ING Equity Trust

ACCEPTED AND AGREED TO
ING Pilgrim Investments, LLC


By /s/ Michael J. Roland
   -------------------------------
   Michael J. Roland
   Executive Vice President

                         AMENDED AND RESTATED SCHEDULE A

                               WITH RESPECT TO THE

                         INVESTMENT MANAGEMENT AGREEMENT
              DATED SEPTEMBER 1, 2000 AND AMENDED NOVEMBER 2, 2001

                                     BETWEEN

                                ING EQUITY TRUST
                         (FORMERLY PILGRIM EQUITY TRUST)

                                       AND

                          ING PILGRIM INVESTMENTS, LLC

                           EFFECTIVE FEBRUARY 26, 2002

                                            ANNUAL
                                          INVESTMENT
                                          MANAGEMENT
SERIES                                       FEE            APPROVED BY BOARD       REAPPROVAL DATE
------                                       ---            -----------------       ---------------
ING MidCap Opportunities Fund
(formerly Pilgrim MidCap
Opportunities Fund)                         1.00%            June 13, 2000         September 1, 2002

ING MidCap Value Fund*                      1.00%            November 2, 2001      September 1, 2003**

ING SmallCap Value Fund*                    1.00%            November 2, 2001      September 1, 2003**

ING Biotechnology Fund*                Fulcrum Fee; see      February 26, 2002     September 1, 2003**
                                       Exhibit 1 hereto

----------
* This Schedule A is or will be effective with respect to each of these Funds upon the effective date of the initial Registration Statement with respect to each respective Fund. The Registration Statement for ING MidCap Value Fund and ING SmallCap Value Fund went effective on January 31, 2002.
** Effective November 2, 2001, the Board of Trustees approved amending certain agreements for the Funds whose annual renewal requires approval by the Board. The amendment changes the reapproval date of the agreements to September 1 for the purpose of aligning the annual renewal of such agreements with the annual renewal of the advisory agreements.

                                                                       EXHIBIT 1
                                                                   TO SCHEDULE A

SERIES
------
ING Biotechnology Fund (the "Fund")

FULCRUM FEE:
-----------

The following table shows the investment management fee to be paid to ING Pilgrim Investments, LLC. The management fee is made up of two components: (i) a base advisory fee of 1.25% of the Fund's average daily net assets, and (ii) a performance adjustment. The performance adjustment accrues daily but will not be paid until after one full year of operations.

 ANNUAL % POINT DIFFERENCE
 BETWEEN CLASS A SHARES OF     ANNUAL BASE ADVISORY     PERFORMANCE ADJUSTMENT     ANNUAL TOTAL ADVISORY
    THE FUND AND NASDAQ       FEE (AS A % OF AVERAGE    (AS A % OF AVERAGE NET    FEE (AS A % OF AVERAGE
      BIOTECH INDEX*               NET ASSETS)                 ASSETS)                  NET ASSETS)
      --------------               -----------                 -------                  -----------
      5.01 or better                 1.25%                     0.500%                    1.750%
      4.01 to 5.00                   1.25%                     0.375%                    1.625%
      3.01 to 4.00                   1.25%                     0.250%                    1.500%
      2.01 to 3.00                   1.25%                     0.125%                    1.375%
      2.00 to -2.00                  1.25%                     0.000%                    1.250%
     -2.01 to -3.00                  1.25%                    -0.125%                    1.125%
     -3.01 to -4.00                  1.25%                    -0.250%                    1.000%
     -4.01 to -5.00                  1.25%                    -0.375%                    0.875%
     -5.00 or worse                  1.25%                    -0.500%                    0.750%

----------
* Measured over the performance period which, beginning twelve months after the Fund has commenced operations, will be a rolling 12 month period ending with the most recent calendar month. Since the performance adjustment is based on the comparative performance of Class A shares against the Index, the controlling factor is not whether the performance of Class A shares is up or down, but whether that performance is up or down more than or less than that of the Index. In addition, the relative performance of Class A shares against the Index is measured only for the relevant performance period, and does not take into account performance over longer or shorter periods of time.